UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

AeroCentury Corp.
(Name of Registrant as Specified In Its Charter)
Lee G. Beaumont
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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        The following letter is being distributed to AeroCentury Corp.'s stockholders:

Lee G. Beaumont
2090 Centro Street, East
Tiburon, California 94920

April 23, 2015

Dear Fellow AeroCentury Corp. Stockholders,

        I write to you as one of the largest stockholders of AeroCentury Corp. (the "Company") with a long career in finance, aviation maintenance, and aircraft / aircraft engine leasing and trading. I continue to seek your support for my election to the Board of Directors (the "Board") at the Company's 2015 Annual Meeting to be held on May 7, 2015 so that I can advocate on your behalf to increase stockholder value. I urge you to vote the GOLD proxy card to reform AeroCentury Corp. I am writing to address some recent developments that further underscore the importance of electing independent representation to the Board.

Continuing Poor Performance

        The Company issued a press release on April 21, 2015 in which it touts that it had a profitable first quarter. However, the only reason the Company was profitable is because it voluntarily chose to sell two aircrafts from its portfolio for a total profit of approximately $1.9 million. Without such sales, the Company would have reported a loss for the quarter. I consider that to be very disappointing performance by management—that is, Jet Fleet Management Corp. ("JMC"), a company controlled by the Company's husband and wife CEO and CFO team, respectively.

        Furthermore, even after reporting a "profitable" quarter, the Company's stock price failed to respond. The Company's shares continue to trade at a substantial discount to book value (approximately 53% of book value as of April 21, 2015)—further evidence that the Company's management structure through JMC is not working. I believe a well-run leasing company should trade for a premium to book value, which in this case would be more than $23/share. Ostensibly, the market is reading through the Company's claims that the management fees are reasonable and understands that the Company's change in strategic directions is not working to deliver the level of profitability needed to uplift the Company's shares.

        It should also be noted that while JMC waived its management fee last quarter in order to comply with certain financial covenants, JMC took its $1.4 million management fee in full this quarter. The Company has itself acknowledged numerous conflicts of interests between JMC and the Company due to the management arrangement.

Excessive Fees

        In the CEO's letter filed with the Securities and Exchange Commission on April 21, 2015 (the "Letter"), Mr. Crispin referred to himself as a $1.00 per year CEO. However, he does not dispute the fact that during the term of JMC's management agreement, JMC (which, as noted, Mr. Crispin and his wife control) has received over $60 million dollars (including over $13 million in the last two fiscal years alone!). Compare this to the Company's current market capitalization of approximately $18.7 million as of April 21, 2015. I would certainly consider such fees to be excessive. Mr. Crispin states in the Letter that the fees are not excessive because JMC has to pay certain costs and expenses out of what it receives. Presumably, Mr. Crispin would have disclosed and outlined exactly what costs and expenses JMC has to pay in order to demonstrate how JMC's management fees are reasonable. Unsurprisingly, he has not. And this again highlights the lack of transparency regarding one of the Company's biggest expenses.

VOTE THE GOLD PROXY CARD TO REFORM AEROCENTURY.

Your Vote Is Important—No Matter How Many Or How Few Shares You Own

        If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. KING & CO., INC.
Shareholders Call Toll-Free: 800-859-8511
Banks and Brokers May Call Collect: 212-269-5550

REMEMBER:

        We urge you NOT to sign any White proxy card sent to you by the Company. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed GOLD proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your GOLD proxy card.

        I am requesting your vote to send a message to the Company and to stop these terrible corporate governance practices. If a fresh, independent voice is not elected to the Board, I am afraid such practices will never stop and JMC's management agreement may be renewed on even more lucrative terms than already exist. As a major stockholder of the Company, I do not want to continue to see the Company and JMC decrease stockholder value. Therefore, I urge you to return the GOLD proxy card today to unlock the true value of your investment in AeroCentury Corp.

Sincerely,

Lee G. Beaumont

***

Important Information

        On April 13, 2015, Lee G. Beaumont filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission. Mr. Beaumont is soliciting proxies for use at the 2015 annual meeting of stockholders of AeroCentury Corp., to be held on May 7, 2015. He intends to use such proxies to vote in favor of his election to the board of directors, and for the election of the company's nominee other than Thomas W. Orr.

        SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MR. BEAUMONT FROM THE STOCKHOLDERS OF AEROCENTURY CORP. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MR. BEAUMONT IN CONNECTION WITH HIS PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MR. BEAUMONT WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MR. BEAUMONT'S PROXY SOLICITOR, D.F. KING & CO., INC., AT ITS TOLL-FREE NUMBER (800) 859-8511.